EXHIBIT 99.1
For Immediate Release

SPANISH BROADCASTING SYSTEM, INC. IS NOTIFIED
OF NON-COMPLIANCE WITH NASDAQ AUDIT COMMITTEE REQUIREMENTS
     Coconut Grove, FL, April 17, 2007. Spanish Broadcasting System, Inc. (the “Company” or “SBS”; NASDAQ: SBSA) today announced that it received a letter from the Nasdaq Stock Market, Inc. (“Nasdaq”) on April 11, 2007 indicating that the Company was no longer in compliance with the audit committee requirements as set forth in Nasdaq Marketplace Rule 4350 (the “Nasdaq Rule”). The Nasdaq Rule requires a listed issuer to have an audit committee consisting of at least three directors who meet the Nasdaq Rule’s independence and financial sophistication standards. The Company has a cure period until October 1, 2007 to comply with the requirements of the Nasdaq Rule.
     The letter was received following the Company’s notification to Nasdaq on April 5, 2007, of a vacancy created by the resignation of Dan Mason, a member of the Audit Committee and of the Company’s Board of Directors (the “Board”). The Company’s Audit Committee is currently comprised of two independent members.
     The Company is in the process of searching for a new candidate to serve on the Board and its Audit Committee who possesses qualifications that will satisfy the requirements of the Nasdaq Rule.
About Spanish Broadcasting System, Inc.
     Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market, and occasionally produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901